Exhibit 10.13

Commercial Lease No. 8

Beween	IM Immobilien GbR
Gaisbergstr.21
94469 Deggendorf, Germany,
tax payer’s reference no. 108/232/10529
- hereinafter called “Landlord”

and	congatec AG
Auwiesenstr. 5
94469 Deggendorf, Germany
- hereinafter called “Tenant”

the following Commercial Lease is signed:

Art. 1

Object of lease

1.     On the premises at 94459 Deggendorf, Auwiesenstr. 8, the rooms set down and further described in Schedule 1 are let in the IM Immobilien GbR building including proportional common areas, the Schedule being part of the Lease.

2.     All spaces are net usable floor spaces.

Art. 2

Rental period

1.     The Lease shall be signed for the term of 1 year, starting from the date of the actual handover. The tenancy shall commence on 10/01/2010.

2.     If the Lease is not terminated, it shall be renewed for an indefinite period provided it may be terminated per registered letter with form of acknowledgment of receipt upon 3 months’ notice.

3.     The right of termination for cause under Art. 18 shall remain unaffected hereby.

Art. 3

Rental payment

1.  The net rental payment per month shall amount to EUR 5.90 / m² (first floor and second floor) plus a lump sum of EUR 600.00 for the attic story (third floor) (see Schedule 2) and is payable plus the current VAT.

2.  The rental payment shall be subject to the stable value clause set down in Art. 7.

3.  The obligation for rental payment shall commence when the building key is handed over. The calculation within a month shall be made pro rata temporis (1 day = 1/30).

4.    Tenant and Landlord have filed an application for the promotion of economic assets with the local government of Niederbayern (Lower Bavaria, Germany). If the government of Lower Bavaria grants a subsidy, this subsidy shall be completely deducted from the compensation fee, i.e. the rental payment shall be suspended accordingly.

Art. 5

Additional property expenses

The operating costs defined by Art. 2 of the German regulation on operating costs (Betriebskostenverordnung,BetrKV) shall be apportioned to the tenants according to the provisions of law. If there are no such legal provisions, the Landlord shall apportion the costs in their fair judgment (proportion of the rented spaces to each other or measuring devices).

The Landlord shall have the right to charge an appropriate monthly advance payment for all operating costs. The detailed statement with the respective vouchers (photocopies) shall be submitted either by 30 June or by 31 December of a calendar year. (e.g. real property tax, fire insurance, liability insurance, building insurance)

Advance payments for the first rental year shall amount to net EUR 1.50 / m² per month plus the respective current VAT. For the apportionment of the operating costs, 50% of the space in the attic story shall be appropriated.

Art. 6

Payment of the rental payment and additional property expenses

The rental payment and the advance payment of additional property expenses shall be payable in advance per month by the 5th working day of a calendar month to the Landlord. The bank details are as follows: Account holder IM Immobilien GbR at the bank “Hypovereinsbank Deggendorf” Account no. 368854778 Bank identification no. 741 200 71.

By means of a certificate of their tax consultant, the Tenant confirms their signing this Lease in the function of an entrepreneur as defined by the German Turnover Tax Law (Umsatzsteuergesetz). Furthermore, with signing this Lease you confirm you will use the rented spaces exclusively for turnover not excluding the deduction of input tax. With your signature you also assure to notify us of occurring changes immediately.

Art. 7

Value guaranty

1.    From year 1 to 5 of the lease term, the rent per m² amounts to EUR 5.90 / m² and/or EUR 600.00 lump sum for the attic story (each plus VAT) (see Art. 3 of this Lease).

2.    From year 5 of the lease term (5 years plus 1 day from the commencement of the Lease), the rent per m² amounts to EUR 6.20 / m² and/or EUR 650.00 lump sum for the attic story (each plus VAT).

3.    From year 10 of the lease term (10 years plus 1 day from the commencement of the Lease), the rent shall be newly settled and linked to the overall consumer price index for all households (West Germany).

If the consumer price index, determined by the German Federal Statistical Office (Statistisches Bundesamt) for all households in former West Germany (base year = 1980 = 100%), changes by more than 5% up or down, each party may demand an adjustment of the rental payment up or down pursuant to the percentage changes from the month following the receipt of such a demand for change.

Art. 9

Hand-over protocol

1.    On the day of the handover, a protocol shall be established containing eventual complaints or construction defects. The Tenant may only reject the handover for good cause.

2.    For the remedy of the complaints or construction defects, the parties to the Lease agree on an appropriate time period.

3.    In the case of impairing defects or complaints, the Tenant shall have the right to refuse the acceptance of the rented property. Provided they accept the readiness for occupancy in spite of complaints or construction defects, within this time period until the rented property is completely ready for use, the Tenant shall have the right to demand an abatement of rent, if applicable, corresponding to the eventual restraint on business operations. An abatement of rent shall only be admissible if it is agreed on in the hand-over protocol.

4.    After moving in, the Tenant shall tolerate the remedial works for defects set down in the hand-over protocol, the timing of the works to be carried out taking into account the Tenant’s business concerns.

Art. 10

Subleasing

Subleasing shall be admissible upon approval by the Landlord.

Art. 11

Maintenance

1.    The Tenant shall ensure the rented premises are kept clean, aired and heated in due form, shall keep them free of all vermin and treat the rented premises as well as all accessory parts, installations and appliances contained therein with care.

2.    The Tenant shall notify the Landlord of damages to the rented premises without undue delay upon taking notice of them. The Tenant shall take on all repairs except repairs under Art. 11 sub-section 8 of this Lease.

3.    The Tenant shall be liable to the Landlord for any damages to the rental premises, accessory parts, installations and appliances, common installations and areas, buildings as well as any and all installations belonging to the buildings, and shall be obligated to repair them provided the damage was caused by the Tenant, their relatives, employees, visitors, clients or suppliers. Without being requested by the Landlord, the Tenant shall remedy defects and maintain the rented property (permanent obligation of the Tenant).

4.   The Tenant especially shall be liable for damages incurred by a negligent handling of water, gas, electrical light and power plants as well as the heating installation.

5.     If the Tenant does not fulfill their above mentioned obligations in spite of  a written reminder within an appropriate period of time, the Landlord shall have the right to have the necessary works done at the Tenant’s expense.

6.    The Tenant shall guarantee that firm signs, awnings and any other objects mounted to the external walls are mounted securely and at an adequate height so as to avoid any damage to property and personal injury.

7.    The maintenance expenses for all technical installations installed by customers shall be borne by the Tenant. The Tenant shall be responsible for repairs for interior decoration.

8.    The Landlord shall be responsible for maintaining roof and structure of the rented property. The works shall be carried out within an appropriate period of time.

9.              The Tenant may only set off the rental payment against a counterclaim to the Landlord or may only exercise the right to lower or retain the rent if they have given notice thereof to the Landlord at least one month prior to the due date of the rental payment.

Art. 12

Repairs and structural alterations

1.    The Landlord shall have the right to carry out repairs and structural alterations necessary for maintaining the house or averting imminent danger or repairing damages without the Tenant’s consent as well. The dates shall be arranged with the Tenant.

2.   Repairs and structural alterations not being necessary but expedient shall be allowed to be carried out without the Tenant’s consent if they do not impair the Tenant substantially.

3.    As far as the Tenant is obligated to tolerate the works, they shall have no right to reduce nor retain the rental payment nor to claim damages.

4.   However, the Tenant is entitled to these rights if due to the works they cannot use the rooms in part or completely for the agreed purpose or are substantially impaired by the works.

Art. 13

Fixtures

1.     The Tenant is entitled to install or build objects into the rented property. The installation shall comply with building regulations.

2.     The Landlord has the right to demand the objects installed or built in by the Tenant to stay within the rented property at the termination of the Lease. In this case, the Landlord shall indemnify the Tenant for the current value of the objects. Otherwise the Tenant shall return the rented property as it was taken over.

3.     The Tenant shall have no title for reimbursement of initial capital expenditures exceeding the ones agreed on herein (e.g. Art. 951 I German Civil Code, Bürgerliches Gesetzbuch, BGB).

Art. 14

Entering the rental premises

1.     The Landlord or a person charged by them is allowed to enter the rental premises during normal business hours in order to inform themselves about the condition of the rented property.

2.     They shall also have this right if they are selling the property or want to sublet the rental premises.

3.     The inspection dates shall be during normal business hours and be correlated beforehand.

Art. 15

Termination of the rental period

1.    At the termination of the rental period, the rental premises shall be returned broom clean,  and with all keys.

2.     At the handover, Landlord and Tenant and/or their authorized representative shall establish and both sign a hand-over protocol.

Art. 16

Insurances

1.     The Landlord shall be responsible for effecting a building fire insurance, building liability insurance, storm and tempest insurance, and insurance against mains water damage. The costs resulting thereof are additional property expenses and payable by the Tenant.

2.     The Tenant shall be responsible for effecting the usual business insurances including glass breakage.

Art. 17

Termination for cause

1. The tenancy may be terminated by the parties without notice with immediate effect if a substantial reason is at hand. The following points shall especially be deemed substantial reasons for the Landlord to terminate the Lease without notice:

a)    The Tenant proceeds with using the property in a manner contrary to the terms of the Lease in spite of having received a written warning.

b)     The Tenant leaves the use of the property or parts thereof to a third party without authorization, or puts the property at risk by using it in an inappropriate manner or by neglecting the diligence incumbent on them, or surrenders the rented property prior to the term of the Lease.

c)     The Tenant has been in arrears with their rent payments in total or part for more than 2 months.

d)     The Tenant stops their payments and insolvency proceedings are commenced with respect to the Tenant’s assets.

e)     The Tenant is withdrawn official authorization to carry on a trade or business of theirs.

f)     The Tenant’s business is dissolved or sold, unless the Landlord has agreed to its sale.

Apart from that, the right of the parties to the Lease to terminate for cause is subject to the legal provisions. The termination shall be done in written form.

Art. 19

Guaranty

When moving into the rented property, as a security for meeting any and all of the Landlord’s claims under the Lease, the Tenant shall provide an unlimited, irrevocable and absolute guaranty of a German big bank covering an amount of 3 monthly rents including advance payments of the additional property expenses (advance service charge).

As an alternative, the Tenant may pay a deposit of 3 monthly rents incl. advance service charge onto an account of the IM Immobilien GbR with the Hypovereinsbank Deggendorf.

Art. 20

Modifications and amendments

Subsequent modifications or amendments to this Lease shall not be admissible unless in writing. There are no oral collateral agreements.

Art. 21

Validity of single provisions

If any provision of this Lease is invalid, the validity of the remaining provisions thereof shall not be affected. Invalid or potentially missing provisions shall be replaced by other provisions fulfilling the intentions of the parties to this Lease as far as possible and coming as close as possible to the meaning and commercial importance of the invalid provision.

Art. 22

Place of jurisdiction

Place of exclusive jurisdiction shall be Deggendorf, Germany.

Deggendorf, 9/29/2010

/s/ Heinz Iglhaut	/s/ Gerhard Edi

- Landlord — Heinz Iglhaut	Tenant — Gerhard Edi

Schedule 2 to the Lease congatec AG of

Rented space first floor	37.57 m²
Proportionate bathroom space	1.60 m²
Overall space first floor	39.17 m²

Rented space second floor	160.60 m²
Proportionate bathroom space	14.62 m²
Overall space second floor	175.22 m²

Rented space attic story	352.00 m²
Overall space attic story	352.00 m²

For determining the additional property expenses on the attic story, 50% of the space is appropriated

Overall rented space	566.39 m²

Rent first and second floor:	214.39 m²
Rent	5.90 €
Operating costs	1.50 €

(Monthly) net rental payment		1,586.49 €

Rent attic story:
Rent	lump sum 600.00 €
Operating costs	1.50 €

(Monthly) net rental payment		864.00 €

Total net rent		2,450.49 €

Deggendorf, 9/29/2010

/s/ Heinz Iglhaut	/s/ Gerhard Edi

- Landlord — Heinz Iglhaut	Tenant — Gerhard Edi